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                              [CAMELOT LETTERHEAD]

31 March 1998

William Y O'Connor
Chairman & Chief Executive Officer
GTECH Corporation
West Greenwich Corporate Headquarters
56 Technology Way
West Greenwich
RI 2817 USA

Dear Bill

I am writing to confirm the arrangements we have discussed in relation to the supply after 30 September 2001 ("Second Licence Period") of goods and services of the kind currently provided under the Lottery Technology Support Services Agreement dated 8 February 1994 between Camelot Group plc and GTECH Corporation ("LTSS Agreement").

1.    New LTSS Agreement
      You have made it clear that it is your intention to work with Camelot for the Second Licence Period and we agree both parties will re-negotiate in good faith within the next eighteen months ("Negotiation Period") an agreement to replace the LTSS Agreement to commence at the start of the Second Licence Period. As agreed, we shall advise the Director General of OFLOT of our intention.

      Let me assure you that for Camelot, I will negotiate, and, if for any reason I am unavailable, Sir George Russell will conduct the negotiations. You have confirmed that for GTECH you will conduct negotiations or alternatively Steve Norwick.

      In the event that at the end of the Negotiation Period, we have not executed an agreement to replace the LTSS Agreement for the Second Licence Period, either of us may serve written notice on the other that the LTSS Agreement shell not continue into the Second Licence Period. In such event the rights of Camelot and obligations of GTECH pursuant to Clause 31 of the LTSS Agreement shall thereupon terminate and the LTSS Agreement shall terminate on 30 September 2001 unless earlier terminated on its terms.

2.    Change in management or shareholders of Camelot

      In the event that before the expiry of the deadline for the submission of bids for a second Running Licence (as the same is defined in the LTSS Agreement);
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      (a)   both Robert Victor Holley and Sir George Russell cease to be
            Directors of Camelot, then upon the later such cessation of directorship, or

      (b) any of Automated Wagering International, Scientific Games International, Essnet or any other recognised competitor of GTECH shall become a shareholder of Camelot; or

      (c) two persons or bodies corporate both of whom shall, in GETCH's sole discretion, be unacceptable to it in that capacity shall become shareholders of Camelot then GTECH shall cease to be obliged to negotiate with Camelot as provided in paragraph 1 above, and shall in all events cease to be obliged to supply Camelot during any Second Licence Period.

      The above condition will be null and void once bids are submitted and any terms would be specified in the bid.

Please confirm your acceptance of these arrangements by signing below.

Yours sincerely,


/s/ Tim
Tim Holley
Chief Executive
Camelot Group plc


/s/ Bill O'Connor
William Y O'Connor
Chairman & Chief Executive Officer
GTECH Corporation